Exhibit 99.1

Antero Midstream Reports Third Quarter 2020 Results and Increases Free Cash Flow Guidance

Denver, Colorado, October 28, 2020—Antero Midstream Corporation (NYSE: AM) (“Antero Midstream” or the “Company”) today released its third quarter 2020 financial and operating results. In addition, Antero Midstream announced an increase in its Free Cash Flow Guidance. The relevant consolidated financial statements are included in Antero Midstream’s quarterly report on Form 10-Q for the three months ended September 30, 2020.

Third Quarter 2020 Highlights:

•	Net income was $106 million, or $0.22 per share, compared to a $(0.57) per share net loss in the prior year quarter
•	Adjusted Net Income was $120 million, or $0.25 per share, a 65% per share increase compared to the prior year quarter (non-GAAP measure)
•	Adjusted EBITDA was $229 million, a 5% increase compared to the prior year quarter (non-GAAP measure)
•	Capital expenditures were $37 million, a 77% decrease compared to the prior year quarter
•	Free Cash Flow before return of capital and changes in working capital was $158 million compared to $23 million in the prior year quarter (non-GAAP measure)
•	Net debt at quarter end was $3.1 billion and Net Debt to last twelve months Adjusted EBITDA was 3.7x, both unchanged from June 30, 2020 (non-GAAP measure)
•	Published annual Corporate Sustainability Report citing industry low greenhouse gas intensity and methane leak loss rates and environmental reduction goals by 2025

Updated 2020 Guidance Highlights:

•	Increased net income guidance to a net loss of $(115) to $(125) million and Adjusted Net Income guidance to a range of $425 million to $435 million from a previous range of $385 to $415 million
•	Increased Adjusted EBITDA guidance to a range of $835 to $845 million from the previous range of $800 million to $830 million
•	Further decreased capital budget to a range of $200 to $210 million from the previous range of $200 to $215 million
•	Increased Free Cash Flow guidance (before return of capital and changes in working capital) to $485 million to $495 million from the previous range of $445 to $475 million

Paul Rady, Chairman and CEO said, “Antero Midstream delivered company record volumes during the third quarter, resulting in a 13% and 43% year-over-year increase in gathering and processing volumes, respectively. This was a direct result of Antero Resources’ record production, which benefited from its firm transportation portfolio that enabled delivery to premium priced markets outside of Appalachia.”

Mr. Rady further added, “In addition, Antero Midstream continues to focus on capital and operating cost reductions across our gathering and processing and water handling segments. The 77% year-over-year reduction in capital expenditures resulted in the lowest quarterly capital expenditures since Antero Midstream’s IPO in 2014 and is expected to continue to decline into the fourth quarter of 2020.”

Glen Warren, President of Antero Midstream commented, “Earlier this month we published our Corporate Sustainability Report, which highlights our outstanding ESG performance and commitment to being an industry leader in environmental, social, and governance metrics. We believe natural gas will be key to the energy transition in the coming decades as it complements renewable energy growth. As one of the largest natural gas gathering and processing midstream companies in the U.S., we believe we are well positioned to maintain our peer leading ESG position, while striving to improve our metrics even further through our 2025 environmental targets.”

For a discussion of the non-GAAP financial measures including Adjusted EBITDA, Adjusted Net Income, Distributable Cash Flow, Free Cash Flow and Net Debt, please see “Non-GAAP Financial Measures.”

Updated 2020 Guidance

Antero Midstream increased its Adjusted EBITDA guidance to a range of $835 to $845 million from the previous range of $800 to $830 million. The increase in Adjusted EBITDA is driven by higher volumetric throughput than previously budgeted, as well as operating and general and administrative cost reductions achieved throughout 2020. In addition, Antero Midstream is modestly decreasing its capital budget to a range of $200 to $210 million from the previous range of $200 to $215 million. The increase in Adjusted EBITDA guidance and decrease in capital budget results in an increase in Free Cash Flow guidance (before return of capital and changes in working capital) to $485 to $495 million. This updated Free Cash Flow guidance range is a $90 million, or 23%, increase from the original guidance provided in January of 2020 and a $30 million, or 7%, increase from the revised Free Cash Flow guidance provided in August of 2020 at the midpoint of the range.

The following is a summary of Antero Midstream’s updated 2020 guidance ($ in millions):

	2020
	Low		High
Capital Expenditures	$200	—	$210
Net Loss	(115)	—	(125)
Adjusted Net Income	425	—	435
Adjusted EBITDA	835	—	845
Distributable Cash Flow	640	—	650
Free Cash Flow (before return of capital and changes in working capital)	485	—	495

Corporate Sustainability Report

During the third quarter of 2020, Antero Midstream published its first-ever Corporate Sustainability Report (“CSR”). The CSR details Antero Midstream’s ongoing commitment to environmental excellence, strong governance, and safe operations in the communities in which it operates. Antero Midstream’s greenhouse gas (“GHG”) intensity is among the lowest in the industry and had a methane leak loss rate of 0.017% in 2019, significantly below the ONE Future industry and sector targets of 1.00% and 0.280%, respectively. In addition, Antero Midstream established an Environmental, Sustainability, and Social Governance (“ESG”) Committee of the Board of Directors. Lastly, the Company is targeting a 100% reduction in pipeline pigging emissions by 2025.

Natural gas will be key to the energy transition and the ability to address the risks associated with climate change. As the lightest and least greenhouse gas intensive hydrocarbon, natural gas is as important as wind and solar in the energy mix that allows the U.S. and the globe to transition to a lower carbon future. The full CSR report and Founders’ Message is available at https://www.anteromidstream.com/community-sustainability. Information on the Company's website does not constitute a portion of, and is not incorporated by reference into, this press release.

COVID-19 Pandemic Developments

As a midstream energy company, Antero Midstream is recognized as an essential business under various federal, state and local regulations related to the COVID-19 pandemic. Antero Midstream has continued to operate as permitted under these regulations while taking steps to protect the health and safety of its workers. Antero Midstream has implemented protocols to reduce the risk of an outbreak within its field operations, and these protocols have not reduced Antero Resources’ production or Antero Midstream’s throughput in a significant manner. A substantial portion of the Company’s non-field level employees continue to operate in remote work from home arrangements, and Antero Midstream has been able to maintain a consistent level of effectiveness through these arrangements, including maintaining day-to-day operations, its financial reporting systems and its internal control over financial reporting. For more information, please see Antero Midstream’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.

Third Quarter 2020 Financial Results

Low pressure gathering volumes for the third quarter of 2020 averaged 3,051 MMcf/d, a 13% increase as compared to the prior year quarter. Low pressure gathering volumes were in excess of the third quarter 2020 growth incentive fee threshold of 2,800 MMcf/d, resulting in a $12 million rebate to Antero Resources. Compression volumes for the third quarter of 2020 averaged 2,821 MMcf/d, a 16% increase as compared to the third quarter of 2019. High pressure gathering volumes for the third quarter of 2020 averaged 3,008 MMcf/d, a 13% increase compared to the third quarter of 2019. Fresh water delivery volumes averaged 111 MBbl/d during the quarter, a 21% decrease compared to the third quarter of 2019, due to 30% fewer completions.

Gross processing volumes from the 50/50 processing and fractionation joint venture with MarkWest (a wholly owned subsidiary of MPLX) (the “Joint Venture”) averaged 1,484 MMcf/d for the third quarter of 2020, a 43% increase compared to the prior year quarter. Joint Venture processing capacity was 106% utilized during the quarter based on nameplate processing capacity of 1.4 Bcf/d. Gross Joint Venture fractionation volumes averaged 39 MBbl/d, a 22% increase compared to the prior year quarter.

	Three Months Ended September 30,
Average Daily Volumes:	2019	2020	% Change
Low Pressure Gathering (MMcf/d)	2,698	3,051	13%
Compression (MMcf/d)	2,434	2,821	16%
High Pressure Gathering (MMcf/d)	2,662	3,008	13%
Fresh Water Delivery (MBbl/d)	141	111	(21)%
Gross Joint Venture Processing (MMcf/d)	1,036	1,484	43%
Gross Joint Venture Fractionation (MBbl/d)	32	39	22%

For the three months ended September 30, 2020, revenues were $233 million comprised of $190 million from the Gathering and Processing segment and $61 million from the Water Handling segment, net of $18 million of amortization of customer relationships. Water Handling revenues include $21 million from wastewater handling and high rate water transfer services.

Direct operating expenses for the Gathering and Processing and Water Handling segments were $16 million and $22 million, respectively, for a total of $38 million, compared to $62 million in total direct operating expenses in the prior year quarter. Water Handling operating expenses include $19 million from wastewater handling and high rate water transfer services. The decrease in direct operating expenses was driven by lower per unit gathering and fresh water delivery operating expenses as well as lower costs associated with flowback and produced water due to Antero Midstream’s blending operations. General and administrative expenses excluding equity-based compensation were $10 million during the third quarter of 2020. Total operating expenses during the third quarter of 2020 included $4 million of equity compensation expense, and $27 million of depreciation.

Net income was $106 million, or $0.22 per share. Net income adjusted for amortization of customer relationships, or Adjusted Net Income, was $120 million. Adjusted Net Income per share was $0.25 per share, representing a 65% increase compared to the prior year quarter, driven primarily by an increase in throughput. Adjusted EBITDA was $229 million, a 5% increase compared to the prior year quarter. Cash interest paid was $61 million. The decrease in cash reserved for bond interest during the quarter was $27 million. Maintenance capital expenditures during the quarter totaled $6 million and Distributable Cash Flow was $189 million. Based on the previously declared dividend of $0.3075 per share, Antero Midstream’s Distributable Cash Flow coverage ratio was approximately 1.3x. Free Cash Flow before return of capital and changes in working capital was $158 million during the quarter.

The following table reconciles net income (loss) to Adjusted Net Income, Adjusted EBITDA, Distributable Cash Flow and Free Cash Flow as used in this release (in thousands):

Three Months Ended September 30,
2019	2020
Net Income (loss)	$(289,477)	105,507
Amortization of customer relationships	28,863	17,800
Impairment expense	457,478	947
Tax effect of reconciling items(1)	(120,126)	(4,631)
Adjusted Net Income	76,738	119,623

Net Income (loss)	$(289,477)	105,507
Interest expense	36,134	34,501
Provision for income tax expense (benefit)	(62,268)	34,982
Amortization of customer relationships	28,863	17,800
Depreciation expense	24,460	26,801
Impairment expense	457,478	947
Accretion and change in fair value of contingent acquisition consideration	2,031	39
Equity-based compensation	20,129	3,678
Equity in earnings of unconsolidated affiliates	(18,478)	(23,173)
Distributions from unconsolidated affiliates	18,710	27,485
Adjusted EBITDA	217,582	228,567
Interest paid	(43,925)	(60,761)
Decrease in cash reserved for bond interest (2)	9,150	27,422
Maintenance capital expenditures (3)	(12,915)	(5,695)
Employee tax withholding for settlement of equity compensation awards	(180)	(74)
Distributable Cash Flow	$169,712	189,459

Total Aggregate Dividends Declared	$153,023	146,566

Distributable Cash Flow Coverage Ratio	1.1	x	1.3	x

Adjusted EBITDA	$217,582	228,567
Interest paid	(43,925)	(60,761)
Decrease in cash reserved for bond interest (3)	9,150	27,422
Total capital expenditures	(160,026)	(36,808)
Free Cash Flow (before return of capital and changes in working capital)	$22,781	158,420

1)	Statutory tax rate was approximately 24.7% for 2019 and 2020.
2)	Cash reserved for bond interest expense on Antero Midstream’s senior notes outstanding during the period that is paid on a semi-annual basis.
3)	Maintenance capital expenditures represent the portion of our estimated capital expenditures associated with (i) the connection of new wells to our gathering and processing systems that we believe will be necessary to offset the natural production declines Antero Resources will experience on all of its wells over time, and (ii) water delivery to new wells necessary to maintain the average throughput volume on our systems.

Third Quarter 2020 Operating Update

Gathering and Processing — During the third quarter of 2020, Antero Midstream connected 27 wells to its gathering system. The Company’s 3.2 Bcf/d of compression capacity was approximately 90% utilized during the quarter. Antero Midstream placed on line a 120 MMcf/d compressor station in the liquids-rich regime in the Marcellus Shale during the quarter. Joint Venture processing capacity of 1.4 Bcf/d was 106% utilized during the quarter. Joint Venture fractionation capacity was 98% utilized during the quarter.

Water Handling— Antero Midstream’s Marcellus water delivery systems serviced 21 well completions during the third quarter of 2020, a 30% decrease from the prior year quarter, driven by a reduction in completion activity by Antero Resources.

Balance Sheet and Liquidity

As of September 30, 2020, Antero Midstream had approximately $1.19 billion drawn on its $2.13 billion bank credit facility, resulting in approximately $944 million of liquidity. Antero Midstream’s Net Debt to trailing twelve months Adjusted EBITDA (“Leverage”) was 3.7x as of September 30, 2020.

Capital Investments

Total accrued capital expenditures including investments in the Joint Venture were $37 million during the third quarter of 2020. Gathering, compression, and water infrastructure capital investments totaled $34 million and investments in unconsolidated affiliates for the Joint Venture were $3 million. Of the $34 million invested in gathering, compression, and water infrastructure, $22 million was in gathering and compression assets and $12 million was in water handling assets.

Michael Kennedy, CFO of Antero Midstream, said, “Antero Midstream’s total debt and leverage remained unchanged quarter-over-quarter at $3.1 billion and 3.7x, respectively. This is a direct result of declining capital investments throughout the year and ability to quickly adapt to the changes in Antero Resources development plan. This just-in-time capital investment and coordinated effort between Antero Resources and Antero Midstream allowed us to maintain high asset utilization rates during the quarter with compression and processing capacity 90% and 106% utilized, respectively.”

Conference Call

A conference call for Antero Midstream is scheduled on Thursday, October 29, 2020 at 10:00 am MT to discuss the financial and operational results. A brief Q&A session for security analysts will immediately follow the discussion of the results for the quarter. To participate in the call, dial in at 877-407-9126 (U.S.), or 201-493-6751 (International) and reference “Antero Midstream”. A telephone replay of the call will be available until Thursday, November 5, 2020 at 10:00 am MT at 877-660-6853 (U.S.) or 201-612-7415 (International) using the conference ID: 13703920. To access the live webcast and view the related earnings conference call presentation, visit Antero Midstream's website at www.anteromidstream.com. The webcast will be archived for replay until Thursday, November 5, 2020 at 10:00 am MT.

Non-GAAP Financial Measures and Definitions

Antero Midstream uses certain non-GAAP financial measures. Antero Midstream defines Adjusted Net Income as net income (loss) plus amortization of customer contracts and impairment expenses, net of tax effect of reconciling items. Antero Midstream uses Adjusted Net Income to assess the operating performance of its assets. Antero Midstream defines Adjusted EBITDA as net income (loss) before amortization of customer relationships, impairment expense, interest expense, provision for income tax expense (benefit), loss on asset sale, depreciation expense, accretion, equity-based compensation expense, excluding equity in earnings of unconsolidated affiliates, and including cash distributions from unconsolidated affiliates.

Antero Midstream uses Adjusted EBITDA to assess:

•	the financial performance of Antero Midstream’s assets, without regard to financing methods, capital structure or historical cost basis;

•	its operating performance and return on capital as compared to other publicly traded companies in the midstream energy sector, without regard to financing or capital structure; and

•	the viability of acquisitions and other capital expenditure projects.

Antero Midstream defines Free Cash Flow as Adjusted EBITDA less interest paid, increase or decrease in cash reserved for bond interest and capital expenditures. Free Cash Flow is before dividend payments, share repurchases and changes in working capital. Antero Midstream uses Free Cash Flow as a performance metric to compare the cash generating performance of Antero Midstream from period to period.

Antero Midstream’s defines Distributable Cash Flow as Adjusted EBITDA less interest paid, increase or decrease in cash reserved for bond interest, income tax withholding upon vesting of equity-based compensation awards, and ongoing maintenance capital expenditures paid. Antero Midstream uses Distributable Cash Flow as a performance metric to compare the cash generating performance of Antero Midstream from period to period and to compare the cash generating performance for specific periods to the cash dividends (if any) that are expected to be paid to shareholders. Distributable Cash Flow does not reflect changes in working capital balances.

Adjusted EBITDA, Adjusted Net Income, Free Cash Flow, and Distributable Cash Flow are non-GAAP financial measures. The GAAP measure most directly comparable to such measures is Net Income. Such non-GAAP financial measures should not be considered as alternatives to the GAAP measure of Net Income. The presentations of such measures are not made in accordance with GAAP and have important limitations as analytical tools because they include some, but not all, items that affect Net Income. You should not consider any or all such measures in isolation or as a substitute for analyses of results as reported under GAAP. Antero Midstream’s definitions of such measures may not be comparable to similarly titled measures of other companies.

Antero Midstream defines Net Debt as consolidated total debt less cash and cash equivalents. Antero Midstream views Net Debt as an important indicator in evaluating Antero Midstream’s financial leverage.

Antero Midstream has not included a reconciliation of Free Cash Flow to the nearest GAAP financial measure for 2020 because it cannot do so without unreasonable effort and any attempt to do so would be inherently imprecise. Antero Midstream is able to forecast the following reconciling items between such measures and Net Income (in thousands):

	Twelve Months Ending December 31, 2020
	Low		High
Depreciation expense	$105	—	$115
Equity-based compensation expense	10	—	15
Interest expense	140	—	150
Amortization of customer relationships	70	—	75
Distributions from unconsolidated affiliates	95	—	105

The following table reconciles cash paid for capital expenditures and accrued capital expenditures during the period (in thousands):

	Three Months Ended September 30,
	2019	2020
Capital expenditures (as reported on a cash basis)	$134,805	44,665
Change in accrued capital costs	25,221	(7,857)
Capital expenditures (accrual basis)	160,026	36,808

The following table reconciles consolidated total debt to consolidated net debt (“Net Debt”) as used in this release (in thousands):

	June 30, 2020	September 30, 2020
Bank credit facility	$1,155,000	1,187,500
5.375% senior notes due 2024	650,000	650,000
5.75% senior notes due 2027	650,000	650,000
5.75% senior notes due 2028	650,000	650,000
Net unamortized debt issuance costs and premiums	(16,215)	(15,683)
Consolidated total debt	3,088,785	$3,121,817
Cash and cash equivalents	(2,997)	(2,393)
Consolidated net debt	$3,085,788	3,119,424

The following table reconciles net loss to Adjusted EBITDA for the last twelve months as used in this release (in thousands):

	12 months ended June 30, 2020	12 months ended September 30, 2020
Net Loss	$(738,528)	(343,544)
Amortization of customer relationships	81,906	70,843
Impairment expense	1,425,910	969,379
Interest expense	145,606	143,973
Provision for income tax benefit	(243,372)	(146,122)
Depreciation expense	106,517	108,858
Accretion and change in fair value of contingent acquisition consideration	4,941	2,949
Equity-based compensation	46,586	30,135
Loss on asset sale	240	240
Equity in earnings of unconsolidated affiliates	(74,836)	(79,531)
Distributions from unconsolidated affiliates	82,288	91,063
Conflicts committee legal & advisory fees	2,278	2,278
Adjusted EBITDA	$839,536	850,521

Antero Midstream Corporation is a Delaware corporation that owns, operates and develops midstream gathering, compression, processing and fractionation assets located in West Virginia and Ohio, as well as integrated water assets that primarily service Antero Resources Corporation’s properties. The Company’s website is located at www.anteromidstream.com.

For more information, contact Michael Kennedy — CFO of Antero Midstream Corporation, at (303) 357-6782 or mkennedy@anteroresources.com.

This release includes "forward-looking statements.” Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Midstream’s control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Midstream expects, believes or anticipates will or may occur in the future, such as Antero Midstream’s ability to execute its business plan and return capital to its shareholders, information regarding potential incremental flowback and produced water services, information regarding long-term financial and operating outlooks for Antero Midstream and Antero Resources and information regarding Antero Resources’ expected future growth and its ability to meet its drilling and development plan and Antero Midstream’s environmental goals are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements speak only as of the date of this release. Although Antero Midstream believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Midstream expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

Antero Midstream cautions you that these forward-looking statements are subject to all of the risks and uncertainties incident to our business, most of which are difficult to predict and many of which are beyond Antero Midstream’s control. These risks include, but are not limited to, commodity price volatility, inflation, environmental risks, Antero Resources’ drilling and completion and other operating risks, regulatory changes, the uncertainty inherent in projecting Antero Resources’ future rates of production, cash flows and access to capital, the timing of development expenditures, impacts of world events, including the COVID-19 pandemic, potential shut-ins of production by producers due to lack of downstream demand or storage capacity, and the other risks described under the heading "Item 1A. Risk Factors" in Antero Midstream's Annual Report on Form 10-K for the year ended December 31, 2019 and its subsequently filed Quarterly Reports on Form 10-Q.

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Balance Sheets

December 31, 2019 and September 30, 2020

(In thousands)

		(Unaudited)
	December 31,	September 30,
	2019	2020
Assets
Cash and cash equivalents	$1,235	2,393
Accounts receivable–Antero Resources	101,029	83,948
Accounts receivable–third party	4,574	3,599
Income tax receivable	—	17,547
Other current assets	1,720	521
Total current assets	108,558	108,008
Property and equipment, net	3,273,410	3,255,889
Investments in unconsolidated affiliates	709,639	728,325
Deferred tax asset	103,231	125,596
Customer relationships	1,498,119	1,445,108
Goodwill	575,461	—
Other assets, net	14,460	10,578
Total assets	$6,282,878	5,673,504

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable–Antero Resources	$3,146	2,429
Accounts payable–third party	6,645	19,920
Accrued liabilities	104,188	36,535
Contingent acquisition consideration	125,000	—
Other current liabilities	3,105	2,375
Total current liabilities	242,084	61,259
Long-term liabilities:
Long-term debt	2,892,249	3,121,817
Other	5,131	4,937
Total liabilities	3,139,464	3,188,013

Stockholders' Equity:
Preferred stock, $0.01 par value: 100,000 authorized at December 31, 2019 and September 30, 2020, respectively
Series A non-voting perpetual preferred stock; 12 designated and 10 issued and outstanding at both December 31, 2019 and September 30, 2020	—	—
Common stock, $0.01 par value; 2,000,000 authorized; 484,042 and 476,597 issued and outstanding at December 31, 2019 and September 30, 2020, respectively	4,840	4,766
Additional paid-in capital	3,480,139	3,021,275
Accumulated deficit	(341,565)	(540,550)
Total stockholders' equity	3,143,414	2,485,491
Total liabilities and stockholders' equity	$6,282,878	5,673,504

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

Three Months Ended September 30, 2019 and 2020

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,
	2019	2020
Revenue:
Gathering and compression–Antero Resources	$175,719	190,214
Water handling–Antero Resources	96,939	61,001
Amortization of customer relationships	(28,863)	(17,800)
Total revenue	243,795	233,415
Operating expenses:
Direct operating	61,808	38,052
General and administrative (including $20,129 and $3,678 of equity-based compensation in 2019 and 2020, respectively)	30,595	13,232
Facility idling	1,512	2,527
Impairment of goodwill	43,759	—
Impairment of property and equipment	407,848	947
Impairment of customer relationships	5,871	—
Depreciation	24,460	26,801
Accretion and change in fair value of contingent acquisition consideration	1,977	—
Accretion of asset retirement obligations	54	39
Total operating expenses	577,884	81,598
Operating income (loss)	(334,089)	151,817
Interest expense, net	(36,134)	(34,501)
Equity in earnings of unconsolidated affiliates	18,478	23,173
Income (loss) before income taxes	(351,745)	140,489
Provision for income tax benefit (expense)	62,268	(34,982)
Net income (loss) and comprehensive income (loss)	$(289,477)	105,507

Net income (loss) per share–basic	$(0.57)	0.22
Net income (loss) per share–diluted	$(0.57)	0.22

Weighted average common shares outstanding:
Basic	506,419	476,578
Diluted	506,419	478,694

ANTERO MIDSTREAM CORPORATION

Selected Operating Data

Three Months Ended September 30, 2019 and 2020

(Unaudited)

	Three Months Ended		Amount of
	September 30,		Increase	Percentage
	2019	2020	or Decrease	Change
Operating Data:
Gathering—low pressure (MMcf)	248,208	280,688	32,480	13%
Gathering—high pressure (MMcf)	244,937	276,699	31,762	13%
Compression (MMcf)	223,904	259,523	35,619	16%
Fresh water delivery (MBbl)	12,945	10,202	(2,743)	(21)%
Treated water (MBbl)	2,332	—	(2,332)	*
Other fluid handling (MBbl)	5,114	5,151	37	1%
Wells serviced by fresh water delivery	30	21	(9)	(30)%
Gathering—low pressure (MMcf/d)	2,698	3,051	353	13%
Gathering—high pressure (MMcf/d)	2,662	3,008	346	13%
Compression (MMcf/d)	2,434	2,821	387	16%
Fresh water delivery (MBbl/d)	141	111	(30)	(21)%
Treated water (MBbl/d)	25	—	(25)	*
Other fluid handling (MBbl/d)	56	56	—	*
Average realized fees:
Average gathering—low pressure fee ($/Mcf)	$0.33	0.33	—	*
Average gathering—high pressure fee ($/Mcf)	$0.21	0.21	—	*
Average compression fee ($/Mcf)	$0.19	0.20	0.01	5%
Average fresh water delivery fee ($/Bbl)	$3.90	3.96	0.06	2%
Average treatment fee ($/Bbl)	$4.55	—	(4.55)	*
Joint Venture Operating Data:
Processing—Joint Venture (MMcf)	95,333	136,555	41,222	43%
Fractionation—Joint Venture (MBbl)	2,964	3,552	588	20%
Processing—Joint Venture (MMcf/d)	1,036	1,484	448	43%
Fractionation—Joint Venture (MBbl/d)	32	39	7	22%

*	Not meaningful or applicable.

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Results of Segment Operations

Three Months Ended September 30, 2020

(Unaudited)

	Gathering and	Water		Consolidated
(in thousands)	Processing	Handling	Unallocated	Total
Three months ended September 30, 2020
Revenues:
Revenue–Antero Resources	$190,214	61,001	—	251,215
Amortization of customer relationships	(9,342)	(8,458)	—	(17,800)
Total revenues	180,872	52,543	—	233,415

Operating expenses:
Direct operating	16,078	21,974	—	38,052
General and administrative (excluding equity-based compensation)	5,405	2,579	1,570	9,554
Facility idling	—	2,527	—	2,527
Equity-based compensation	2,732	521	425	3,678
Impairment of property and equipment	947	—	—	947
Depreciation	14,900	11,901	—	26,801
Accretion of asset retirement obligations	—	39	—	39
Total expenses	40,062	39,541	1,995	81,598
Operating income	$140,810	13,002	(1,995)	151,817

Equity in earnings of unconsolidated affiliates	$23,173	—	—	23,173
Total assets	$4,383,313	1,146,687	143,504	5,673,504
Additions to property and equipment	$34,041	7,810	—	41,851

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Statements of Cash Flows

Nine Months Ended September 30, 2019 and 2020

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2019	2020
Cash flows provided by (used in) operating activities:
Net income (loss)	$(210,555)	(198,985)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Distributions from Antero Midstream Partners LP, prior to the Transactions	43,492	—
Depreciation	68,557	81,889
Payment of contingent consideration in excess of acquisition date fair value	—	(8,076)
Accretion and change in fair value of contingent acquisition consideration	5,456	142
Impairment	458,072	665,491
Deferred income taxes	(34,226)	(21,425)
Equity-based compensation	53,095	9,713
Equity in earnings of unconsolidated affiliates	(34,981)	(63,197)
Distributions from unconsolidated affiliates	42,570	69,313
Amortization of customer relationships	39,178	53,011
Amortization of deferred financing costs	2,123	3,299
Settlement of asset retirement obligations	—	(1,517)
Loss on asset sale	—	240
Changes in assets and liabilities:
Accounts receivable–Antero Resources	38,331	17,081
Accounts receivable–third party	12	1,139
Income tax receivable	—	(17,547)
Other current assets	(1,788)	1,036
Accounts payable–Antero Resources	(503)	(717)
Accounts payable–third party	(3,635)	6,239
Income taxes payable	(15,678)	—
Accrued liabilities	(19,648)	(50,240)
Net cash provided by operating activities	429,872	546,889
Cash flows provided by (used in) investing activities:
Additions to gathering systems and facilities	(170,921)	(137,978)
Additions to water handling systems	(91,144)	(27,287)
Investments in unconsolidated affiliates	(117,339)	(24,802)
Cash received on acquisition of Antero Midstream Partners LP	619,532	—
Cash consideration paid to Antero Midstream Partners LP unitholders	(598,709)	—
Cash received in asset sale	—	123
Change in other assets	3,338	1,938
Change in other liabilities	(1,050)	—
Net cash used in investing activities	(356,293)	(188,006)
Cash flows provided by (used in) financing activities:
Distributions to unitholders and dividends to stockholders	(336,772)	(443,059)
Distributions to Series B unitholders	(3,720)	—
Distributions to preferred stockholders	(235)	(413)
Repurchases of common stock	(25,519)	(24,713)
Issuance of senior notes	650,000	—
Payments of deferred financing costs	(8,523)	—
Borrowings (repayments) on bank credit facilities, net	(349,500)	228,000
Payment for contingent acquisition consideration	—	(116,924)
Employee tax withholding for settlement of equity compensation awards	(2,008)	(466)
Other	(124)	(150)
Net cash used in financing activities	(76,401)	(357,725)
Net increase (decrease) in cash and cash equivalents	(2,822)	1,158
Cash and cash equivalents, beginning of period	2,822	1,235
Cash and cash equivalents, end of period	$—	2,393
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$75,071	135,426
Cash received (paid) during the period for income taxes	$(16,001)	38,910
Increase (decrease) in accrued capital expenditures and accounts payable for property and equipment	$34,667	(11,318)